SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is made as of December 31, 2019, by and between LISA M. HAMBLET (the "Executive") and BMC STOCK HOLDINGS, INC. (the "Company"). (In this Agreement, the Executive or the Company may be referred to individually as a "Party" and together as the "Parties".)
WHEREAS, Executive has been employed by the Company or one of its predecessors or its or their affiliates since December 16, 2013 in various positions, including in Executive's current position of Executive Vice President of Strategy, PMO Marketing and eCommerce, pursuant to that certain Amended and Restated Employment Agreement dated August 1, 2017, with an amendment to Section 5, Paragraph 5.2 per that certain letter dated November 7, 2019 from David E. Flitman as President and Chief Executive Officer of the Company to Executive (the "11/7/2019 Letter Amendment") (the Amended and Restated Employment Agreement dated as of August 1, 2017, as amended by the 11/7/2019 Letter Amendment, is referred to herein as the "Amended and Restated Employment Agreement" and Section 3, Paragraph 3.4; Section 4; Section 5 and Section 6 of the Amended and Restated Employment Agreement are incorporated into this Agreement by this reference); and

WHEREAS: (1) Executive's duties with the Company and its predecessors have extended throughout every state in the United States where the Company and its predecessors and its or their subsidiaries conducts or has conducted business or operates or has operated facilities during Executive's employment; (2) because of Executive's positions during her employment, she has been given specialized training by the Company and its predecessors and has been given access to Proprietary Information (as defined in Section 4, Paragraph 4.1 of the Amended and Restated Employment Agreement); (3) Executive has therefore had access to, and experience with, employees, vendors and customers of the Company and its predecessors and its or their subsidiaries whose relationships with them have been developed at considerable time, effort and expense, using much of that Proprietary Information, all of which is highly valuable to the Company; (4) Executive has used the Proprietary Information and personally managed the Company's and its predecessors' and its or their subsidiaries' efforts to develop relationships with employees, customers and vendors; and (5) Executive has participated in extremely sensitive discussions at the Company and its predecessors and its or their subsidiaries relating to their operations, employees, strategy, customers, vendors and competitors, which also includes and consists of the Proprietary Information, and she has been a key employee of the Company and its predecessors having special contacts to the Company's industry; and

WHEREAS, the Company is terminating Executive's employment Without Cause (as defined in and in accordance with Section 3, Paragraph 3.l(c) of the Amended and Restated Employment Agreement) on the date described in Paragraph 1 below; and

WHEREAS, the Company desires to conclude the employment relationship on an amicable basis and resolve amicably, fully and finally all matters between the Company and the Executive, and in connection therewith also as additional consideration for certain covenants set forth in Section 5 of the Amended and Restated Employment Agreement and consistent with the provisions and conditions of Section 6, Paragraph 6.10 of the Amended and Restated Employment

Agreement, the Company will provide the Executive the separation benefits to which she is entitled pursuant to Section 3, Paragraph 3.4 of the Amended and Restated Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly hereby acknowledged, the Parties agree as follows:

1.Termination of Employment. The Parties agree that Executive's employment with the Company and all of its subsidiaries or affiliates is terminated effective as of December 31, 2019 (the "Termination Date"), and as of the Termination Date, the Executive shall cease to hold all titles, positions, appointments and responsibilities that she holds with the Company or any of its subsidiaries or affiliates, whether as an officer, director, employee or otherwise.

2.Payments Due to Executive. Executive acknowledges receipt of $15,398.68 from the Company, representing Executive's accrued but unpaid Base Salary (as defined in Section 2, Paragraph 2.l(a) of the Amended and Restated Employment Agreement) and accrued but unpaid vacation pay through the Termination Date. In addition, Executive shall also receive her annual cash bonus for the 2019 fiscal year, to be paid at the same time annual cash bonuses for 2019 are paid to other executives in 2020 and would have been paid to her in 2020 if Executive had continued in employment. Other than as expressly set forth in this Paragraph, Executive is not entitled to any consulting fees, wages, benefits or any other amounts with respect to her employment through the Termination Date; provided that the Executive shall be entitled to receive any vested amounts or benefits due under any tax-qualified retirement or group insurance plan or program in accordance with the terms thereof.

3.Severance Benefits and Continuing Health Insurance Coverage. In consideration of Executive' s execution and non-revocation of this Agreement, the Company agrees to pay to Executive the amounts and provide to Executive the benefits, in each case, provided in Section 3, Paragraph 3.4 of the Amended and Restated Employment Agreement. For clarification, the aggregate severance amount will be $681,781.48, which consists of: (i) an amount ($333,638), which equals Executive' s current annualized Base Salary, paid to the Executive on a salary continuation basis according to the Company's normal payroll practices over the 12 month period following the Termination Date, in no event less frequently than monthly; (ii) the Executive's target annual cash bonus for the 2020 fiscal year in the amount of $333,638, payable to the Executive when the annual cash bonus for 2020 is paid to other executives of the Company in 2021 and (iii) subject to (a) Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and (b) Executive's continued copayment of premiums at the same level and cost to the Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee' s ability to pay premiums with pre-tax dollars), continued participation in the Company's group health plan (to the extent permitted by applicable law and the terms of such plan), which covers the Executive (and the Executive's eligible dependents) for a period of 12 months following the Termination Date, in the amount of $14,505.48. Additionally, effective as of January 3, 2020, the Company shall accelerate the vesting of: (i) all of the Executive's Company time-based equity compensation awards that were outstanding as of the Termination Date, to the extent that such awards would have vested solely upon Executive' s continued employment within

12 months following the Termination Date and (ii) the Section 2.l(d) Grant (as defined in Section 2, Paragraph 2.l(d) of the Amended and Restated Employment Agreement). Notwithstanding anything to the contrary contained herein, if a Change in Control (as defined in Section 3, Paragraph 3.4(f) of the Amended and Restated Employment Agreement) occurs within 90 days of the Termination Date, the Executive shall be entitled to all of the enhanced severance benefits set forth in Section 3, Paragraph 3.4(a)(v) of the Amended and Restated Employment Agreement, in accordance with the terms thereof. Consistent with Section 3, Paragraph 3.4(e) of the Amended and Restated Employment Agreement, the Executive shall have no duty or obligation to mitigate the amounts due above, and any amounts earned by the Executive from other employment shall not be offset or reduce the amounts due hereunder. The severance benefits payable hereunder are designed to comply with Section 409A of the Code (as defined in Section 3, Paragraph 3.4(d) of the Amended and Restated Employment Agreement), and Section 3, Paragraph 3.4(d) of the Amended and Restated Employment Agreement is incorporated into this Agreement by reference.

4.	General Release.

(a)Executive, on behalf of Executive and her heirs, beneficiaries, executors, personal representatives, administrators, trustees, attorneys-in-fact and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents and subsidiaries, all current or former affiliated or related companies of the Company and its parents and subsidiaries, partnerships, joint ventures and assigns, and, with respect to each of them, all of the Company's or such related entities' predecessors and successors, and with respect to the Company and each of the foregoing entities, all of their respective officers, directors, members, managers, executives, equity holders, employees, advisors and counsel (collectively, the "Company Parties") from any and all actions, causes of action, charges, complaints, claims, damages, losses, sums of money, demands, debts, lawsuits, rights, judgments, executions, agreements, understandings and obligations of any kind, nature or description whatsoever, in law or in equity, and whether known or unknown (collectively, the "Claims"), including but not limited to any Claims arising out of or relating to the Executive's employment with the Company or any of the Company Parties and/or the separation of Executive from employment with the Company or any of the Company Parties.

(b)For the avoidance of doubt, this general release by Executive includes, without limitation: (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive's employment with and separation from the Company or any of the Company Parties; (iii) all Claims (including Claims for discrimination, harassment and retaliation) arising under any federal, state or local statute, regulation, ordinance or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act and/or 42 U.S.C. § 1981, including with respect to all of the foregoing as they may have been amended, and any other federal or state law, local ordinance or common law including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; (iv) all Claims for reinstatement, attorneys' fees, interest, costs, expenses, wages or other compensation and (v) Claims Executive may have pursuant to an internal grievance procedure at Company.

(c)Executive agrees that there is a risk that each and every injury that she may have suffered by reason of her employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company and Company Parties, and she fully understands that by the execution of this Agreement no further claims for any such injuries may ever be asserted.

(d)Notwithstanding the terms of the foregoing Paragraphs 4(a) and 4(b), this general release does not release any Claim that relates to: (i) Executive's right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy or any contractual indemnification agreement; (iii) Executive's right, if any, to government-provided unemployment and workers' compensation benefits; or (iv) Executive's rights under any Company Executive benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Executive's employment. FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, EXECUTIVE DOES NOT RELEASE OR WAIVE ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED OR ANY CLAIMS FOR BREACH OF THIS AGREEMENT.

(e)Executive agrees that she will not seek from the Company or Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys' fees in connection with the matters encompassed by this Agreement.

(f)Executive understands and agrees that if any facts with respect to this Agreement or Executive's prior treatment by or employment with the Company or a predecessor, or any of the Company Parties, are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks and that Executive will have no legal recourse against the Company or any of the Company Parties in the event of discovery of a difference in facts.

(g)In consideration of the additional benefits provided for herein, to which Executive is not otherwise entitled, Executive also expressly agrees to the waiver and release of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. ("ADEA''), including any amendments thereto, and in connection with such waiver and release of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:

(i)    This Agreement, including but not limited to the waiver and release of ADEA rights and claims, is written in a manner that is clear and understood by Executive;

(ii)    Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised in writing to do so;

(iii)    Executive shall have a period of 45 days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the "Review Period"). Executive is not required to take the entire 45-day Review Period and may at her option execute this Agreement at any time during the Review Period. Executive agrees that by signing this Agreement prior to the expiration of the 45-day Review Period, she has voluntarily waived her right to consider this Agreement for the full 45-day Review Period. If the Executive does not return the signed Agreement to the Company prior to the expiration of the 45-day Review Period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company;

(iv)    Executive may revoke this Agreement at any time during the first seven days following Executive's execution of this Agreement, and this Agreement, including this waiver and release, shall not be effective or enforceable with respect to any Claim under the ADEA until the seven-day period has expired. Notice of a revocation by the Executive must be made in writing to the designated representative of the Company (as described below) within the seven-day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable against the Company or Company Parties. Accordingly, the "Effective Date" of this Agreement shall be on the eighth day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven-day revocation period;

(v)    Executive specifically understands and acknowledges that rights or claims under the ADEA that may arise after the date this Agreement is signed are not waived.

In the event Executive elects to revoke this waiver and release pursuant to Paragraph 4(g)(iv) above, Executive shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven days after signing this Agreement to: ATTN: General Counsel, Legal Department, BMC Stock Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, NC 27617. IN THE EVENT THAT EXECUTIVE EXERCISES HER RIGHT TO REVOKE THIS WAIVER AND RELEASE PURSUANT TO PARAGRAPH 4(g)(iv) ABOVE, ANY AND ALL OBLIGATIONS OF COMPANY UNDER THIS AGREEMENT SHALL BE NULL AND VOID.

(h)EXECUTIVE AGREES THAT THE CONSIDERATION RECEIVED BY HER UNDER THIS AGREEMENT, INCLUDING THE PAYMENTS DESCRIBED

ABOVE, IS IN FULL AND COMPLETE SATISFACTION OF ANY CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, AGAINST THE COMPANY OR ANY COMPANY PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIMS AGAINST ANY OF THEM ARISING OUT OF EXECUTIVE'S EMPLOYMENT WITH COMPANY OR ANY COMPANY PARTIES OR THE TERMINATION OF THAT EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT.

5.Review of Agreement; No Assignment of Claims. Executive represents and warrants that she (i) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel of her choosing to the extent Executive deems it necessary, (ii) is voluntarily entering into this Agreement, (iii) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (iv) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against the Company or any of the Company Parties with any local, state, or federal agency or court.
6.No Claims. Executive represents that she has not filed any Claim against the Company or any Company Parties with any state, federal or local agency or court and that she will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that NOTWITHSTANDING ANY PROVISION OF THIS PARAGRAPH 6 OR THIS AGREEMENT TO THE CONTRARY, INCLUDING BUT NOT LIMITED TO THE PROVISIONS IN PARAGRAPHS 4 AND 5 ABOVE AND PARAGRAPHS 8, 9 AND 10 BELOW, NOTHING IN THIS AGREEMENT SHALL AFFECT THE NATIONAL LABOR RELATIONS BOARD'S ("NLRB"), THE INTERNAL REVENUE SERVICE'S ("IRS"), THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION'S ("EEOC"), THE SECURITIES EXCHANGE COMMISSION'S ("SEC"), OR ANY OTHER STATE OR FEDERAL GOVERNMENTAL AGENCY'S RIGHT AND RESPONSIBILITY TO ENFORCE THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, AS AMENDED, OR ANY OTHER APPLICABLE STATE OR FEDERAL OR LOCAL LAW, NOR SHALL ANYTHING IN THIS AGREEMENT BE CONSTRUED AS A BASIS FOR INTERFERING WITH EXECUTIVE'S PROTECTED RIGHT TO FILE A TIMELY CHARGE WITH, OR PARTICIPATE IN AN INVESTIGATION OR PROCEEDING CONDUCTED BY, THE NLRB, THE IRS, THE EEOC, THE SEC OR ANY OTHER STATE, FEDERAL OR LOCAL GOVERNMENT AGENCY; PROVIDED, FURTHER, THAT EXECUTIVE ACKNOWLEDGES THAT IF THE EEOC OR ANY OTHER STATE, FEDERAL OR LOCAL GOVERNMENT ENTITY COMMENCES AN INVESTIGATION ON HER BEHALF, EXECUTIVE SPECIFICALLY WAIVES AND RELEASES HER RIGHT, IF ANY, TO RECEIVE ANY MONETARY OR NON MONETARY PERSONAL RELIEF OR BENEFITS OF ANY SORT WHATSOEVER, AND EXECUTIVE WILL NOT SEEK OR ACCEPT ANY MONETARY OR NON MONETARY PERSONAL RELIEF OR BENEFITS OF ANY SORT WHATSOEVER, ARISING FROM ANY SUCH INVESTIGATION OR OTHERWISE, NOR WILL EXECUTIVE SEEK REINSTATEMENT TO HER FORMER POSITION WITH THE COMPANY OR ANY OF THE COMPANY PARTIES.

7.Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of Georgia without regard to provisions or principles thereof relating to conflict of laws.

8.Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

9.Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except immediate family members and Executive's attorneys and financial advisers. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if compelled to do so by a court, but Executive agrees to notify the Company immediately if anyone seeks to compel Executive' s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort. Executive agrees that disclosure by Executive in violation of this Agreement would cause so much injury to the Company that money alone could not fully compensate the Company and that the Company is entitled to injunctive and equitable relief. Executive also agrees that the Company would be entitled to recover money from Executive if this Agreement were violated.

10.Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive's continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, including but not limited to those included in Sections 4, 5 and 6 of the Amended and Restated Employment Agreement, which, for the avoidance of doubt, are incorporated into this Agreement by reference (collectively, the "Continuing Obligations"). For the further avoidance of doubt, Executive specifically covenants and agrees she is bound by and will abide by all such Continuing Obligations. For purposes of Section 5 of the Amended and Restated Employment Agreement as well as for purposes of this Agreement, the term "Listed Company" or "Listed Companies" means and includes, as of the date of this Agreement, the ten (10) companies identified in the 11/7/2019 Letter Amendment. And, for the further avoidance of doubt, the restrictions set forth in Section 5 of the Amended and Restated Employment Agreement shall terminate effective as of December 31, 2020.

11.No Adverse Comments. For two (2) years after the Termination Date, Executive agrees not to make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company, the Company Parties, its or their affiliates or any of their respective products, services, directors, officers, employees or executives, provided that the foregoing shall not be violated by truthful testimony in response to legal process, normal competitive statements, rebuttal of statements by the other or actions to enforce her rights, and provided further that NOTHING IN THIS PARAGRAPH 11 SHALL AFFECT THE NLRB'S, THE IRS', THE EEOC'S, THE SEC'S, OR ANY OTHER STATE OR FEDERAL GOVERNMENTAL AGENCY'S RIGHT AND RESPONSIBILITY TO ENFORCE THE

CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, AS AMENDED, OR ANY OTHER APPLICABLE STATE OR FEDERAL OR LOCAL LAW, NOR SHALL ANYTHING IN THIS PARAGRAPH 11 BE CONSTRUED AS A BASIS FOR INTERFERING WITH EXECUTIVE'S PROTECTED RIGHT TO FILE A TIMELY CHARGE WITH, OR PARTICIPATE IN AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE NLRB, THE IRS, THE EEOC, THE SEC OR ANY OTHER STATE, FEDERAL OR LOCAL GOVERNMENT AGENCY.

12.Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between Company or its predecessors or any other Company Parties and Executive and supersede all previous communications, either oral or written, between them with respect to the subject matter of this Agreement; provided, however, that the provisions of Section 3, Paragraph 3.4; Section 4; Section 5 and Section 6 of the Amended and Restated Employment Agreement survive and shall remain in full force and effect and inure to the benefit of the Executive and the Company and its past, present and future subsidiaries and its or their related companies or affiliates and including, for the avoidance of doubt, the Company Parties. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either Party unless in writing signed by or on behalf of such Party. Notwithstanding the foregoing sentences in this Paragraph 12, anything else in this Paragraph 12, or anything else in this Agreement to the contrary, any arbitration agreement into which Executive entered with the Company or a related entity shall continue in full force and effect during and after the term of Executive's employment. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE ACKNOWLEDGES THE FOLLOWING: SHE HAS BEEN ADVISED IN WRITING BY THE COMPANY OF HER ABILITY TO TAKE ADVANTAGE OF THE REVIEW PERIOD AFFORDED BY PARAGRAPH 4 ABOVE; SHE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HER OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; SHE HAS READ THIS AGREEMENT; SHE FULLY UNDERSTANDS ITS TERMS; EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE BEFORE SIGNING THIS AGREEMENT; SHE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; SHE HAS HAD AMPLE TIME TO CONSIDER HER DECISION BEFORE ENTERING INTO THE AGREEMENT; EXECUTIVE ACKNOWLEDGES THAT SHE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND EXECUTIVE AGREES THAT THE TERMS ARE BINDING UPON HER.

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IN WITNESS WHEREOF, the Parties have executed this Agreement with effect as of the date first above written.

EXECUTIVE

/s/ Lisa M. Hamblet
Lisa M. Hamblet

BMC STOCK HOLDINGS, INC.

By: /s/ Mike Farmer
Name: Mike Farmer
Title: Executive Vice President, Operational Excellence, People and Growth

[Signature Page to Hamblet Separation Agreement and General Release]